UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013

ViewCast.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-29020	75-2528700
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3701 W. Plano Parkway, Suite 300

Plano, Texas 75075

(Address of principal executive offices, with zip code)

(972) 488-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2013, David W. Brandenburg resigned as President and Chief Executive Officer and Chairman of the Board of Directors of the Viewcast.com, Inc. (the “Company”). Mr. Brandenberg resigned for personal reasons and his resignation is not due to any disagreement on any matter relating to the Company’s operations, policies or practices.

On August 14, 2013, George C. Platt was appointed the Interim President and Chief Executive Officer of the Company. On August 20, 2013, Mr. Platt resigned from the positions of Interim Chief Executive Officer and member of the Board of Directors of the Company. Mr. Platt resigned for personal reasons and his resignation is not due to any disagreement on any matter relating to the Company’s operations, policies or practices.

On August 21, 2013, Lance E. Ouellette was appointed President and Chief Executive Officer and Chairman of the Board of the Company.

Mr. Ouellette has served as director since December 2011. Mr. Ouellette was most recently Executive Vice President, Asset Management for H.T. Ardinger & Son Co., a privately-held import/wholesale and investment conglomerate, and manages a multimillion dollar portfolio of equity, bond and real estate holdings. In this role, Mr. Ouellette provides strategic management advice and oversight for investments and operations in pharmaceutical development, computer hardware and software development, sales, environmental technology and non-profits. He has a Bachelor of Arts degree in economics from Rollins College. Mr. Ouellette is a general partner of the Ardinger Family Partnership, L.P., the Company’s largest stockholder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ViewCast.com, Inc.

Date: August 21, 2013	By:	/s/ Lance E. Ouellette
Lance E. Ouellette President and Chief Executive Officer